CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment #58 to the Registration Statement on Form N-1A of American Pension Investors Trust and to the use of our report dated March 30, 2013, on the financial statements and financial highlights of API Efficient Frontier Growth Fund, API Efficient Frontier Capital Income Fund, API Efficient Frontier Core Income Fund, API Efficient Frontier Value Fund, API Efficient Frontier Income Fund and API Master Allocation Fund, each a series of American Pension Investors Trust.   Such financial statements and financial highlights appear in the 2013 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
May 31, 2013